EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

It is hereby certified that the Board of Directors of Coast Resorts, Inc. has duly adopted a resolution setting forth the following amendment which was approved by stockholders holding 52.86% or 789,865.58 of the outstanding shares of the corporation:

Article III of the Articles of Incorporation of Coast Resorts, Inc. shall be amended to read as follows:

The corporation is authorized to issue two classes of stock consisting of seventy-five million (75,000,000) shares of common stock, each share having a par value of ONE CENT ($.01), and ten million (10,000,000) shares of Preferred Stock, each share having a par value of ONE CENT ($.01). The Preferred Stock may be issued from time to time in one or more series, and the board of directors of the corporation shall have authority by resolution, to prescribe the series and the number of each series of Preferred Stock, together with the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Stock. Such resolution of the board of directors shall prescribe and describe a distinguishing designation for each series of Preferred Stock, together with the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Stock before the issuance of shares of that class.
(Amendments indicated by bold-faced type)

/s/ Harlan Braaten	/s/ Gage Parrish
Harlan Braaten, President Coast Resorts, Inc.	Gage Parrish, Assistant Secretary Coast Resorts, Inc.

STATE OF NEVADA)
                                    ) SS.
COUNTY OF CLARK)

On this 14th day of March, 1997, before me the undersigned, personally appeared Harlan D. Braaten, proven to me to be the person who executed the foregoing instrument, who acknowledged to me that he executed the same freely and voluntarily for the uses and purposes therein mentioned.

/s/    Sharon Keefe

STATE OF NEVADA)
                                    ) SS.
COUNTY OF CLARK)

On this 14th day of March, 1997, before me the undersigned, personally appeared Gage Parrish, proven to me to be the person who executed the foregoing instrument, who acknowledged to me that he executed the same freely and voluntarily for the uses and purposes therein mentioned.

/s/    Sharon Keefe